Exhibit 12

700 12th Street, NW Washington, DC 20005

October 19, 2022

LiquidPiston, Inc.

Board of Directors

1292a Blue Hills Avenue

Bloomfield, CT 06002

To the Board of Directors:

We are acting as counsel to LiquidPiston, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 3,000,000 shares of the Company's Common Stock and up to 450,000 of the Company’s Common Stock as bonus shares (“Bonus Shares”). Of the total number of shares, up to 2,250,000 shares and 337,500 Bonus Shares are being offered by the Company (the “Company Shares”) and up to 750,000 shares of the Company's Common Stock and 112,500 Bonus Shares by certain selling shareholders (the “Selling Shareholders”) of the Company (the “Selling Shareholder Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation as amended, the bylaws, the minutes of meetings of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that (i) the Company Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable and (ii) the Selling Shareholder Shares to be sold by the Selling Shareholders are validly issued, fully paid and nonassessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP